NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	April 16, 2009	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES ITS FIRST QUARTER DISTRIBUTION

DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership’s first quarter 2009 cash distribution.  The distribution of $0.401205 per common unit represents activity for the three-month period ended March 31, 2009 and is payable on May 7, 2009 to common unitholders of record as of April 27, 2009.

Cash receipts attributable to the Partnership’s Net Profits Interests in pay status during the first quarter totaled approximately $5.1 million. These receipts reflect oil and gas sales from the properties underlying the Net Profits Interests generally during November 2008 through January 2009. The distribution also includes a cash receipt of approximately $2.1 million attributable to calendar year 2008 natural gas liquids.  Approximately $1.5 million of gross capital expenditures, primarily attributable to drilling and completion activity, was re-invested by the owner of the working interests in the properties underlying all the Net Profits Interests during December 2008 through February 2009. Cash receipts attributable to the Partnership’s Royalty Properties during the first quarter totaled approximately $8.1 million. These receipts generally reflect oil sales during December 2008 through February 2009 and gas sales during November 2008 through January 2009.

The Partnership received approximately $38,000 of other cash receipts during the first quarter and identified 141 new wells on the Partnership’s Net Profits Interests and Royalty Properties located in 54 counties and parishes in 9 states.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.